Exhibit 10.1

INVESTMENT ADVISORY AGREEMENT

BETWEEN

INVESTCORP US PRIVATE CREDIT BDC II

AND

CM INVESTMENT PARTNERS LLC

This INVESTMENT ADVISORY AGREEMENT, dated as of January 5, 2026 (this “Agreement”), is by and between Investcorp US Private Credit BDC II, a Delaware statutory trust (the “Fund”), and CM Investment Partners LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund desires to retain the Adviser to furnish investment advisory services to the Fund on the terms and conditions hereinafter set forth, and the Adviser desires to be retained to provide such services.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. In General. The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Fund with respect to the investment of the Fund’s assets and to supervise and arrange for the day-to-day operations of the Fund and the purchase of assets for and the sale of assets held in the investment portfolio of the Fund.

2. Duties and Obligations of the Adviser with Respect to Investment of Assets of the Fund.

(a) Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Fund’s board of trustees (the “Board of Trustees”), the Adviser shall act as the investment adviser to the Company and shall manage the investment and reinvestment of the assets of the Company. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Fund; (iii) execute, close, service and monitor the investments that the Fund makes; (iv) determine the securities and other assets that the Fund will purchase, retain or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds. Nothing contained herein shall be construed to restrict the Fund’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Fund’s shares.

(b) In the performance of its duties under this Agreement, the Adviser shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Fund; (ii) any other applicable provision of law; (iii) the provisions of the Declaration of Trust and the Bylaws of the Fund, as such documents may be amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Fund as set forth in the Fund’s Registration Statement on Form 10 or Form N-2 filed with the Securities and Exchange Commission (“SEC”), as amended from time to time by post-effective amendments thereto (the “Registration Statement”), and as such objectives, policies and restrictions may be amended from time to time by the Board of Trustees or stockholders of the Fund; and (v) any policies and determinations of the Board of Trustees of the Fund and provided in writing to the Adviser.

(c) The Adviser will seek to provide qualified personnel to fulfill its duties hereunder and, except as set forth in the following sentence, will bear all costs and expenses incurred in connection with its investment advisory duties hereunder. The Fund shall reimburse the Adviser for all direct and indirect costs and expenses incurred by the Adviser for office space rental, office equipment, utilities and other non-compensation related overhead allocable to performance of investment advisory services hereunder by the Adviser, including the costs and expenses of due diligence of potential investments, monitoring performance of the Fund’s investments, serving as directors and officers of portfolio companies, providing managerial assistance to portfolio companies, enforcing the Fund’s rights in respect of its investments and disposing of investments. All allocations made pursuant to this paragraph (c) shall be made pursuant to allocation guidelines approved from time to time by the Board of Trustees. The Fund shall also be responsible for the payment of all the Fund’s other expenses, including payment of the fees payable to the Adviser under Section 6 hereof; organizational and offering expenses; expenses incurred in valuing the Fund’s assets and computing its net asset value per share (including the cost and expenses of any independent valuation firm); expenses incurred by the Adviser or payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Fund and in monitoring the Fund’s investments and performing due diligence on the Fund’s prospective portfolio companies or otherwise related to, or associated with, evaluating and making investments; interest payable on debt, if any, incurred to finance the Fund’s investments and expenses related to unsuccessful portfolio acquisition efforts; offerings of the Fund’s common shares of beneficial interest and other securities; investment advisory and management fees payable under this Agreement; administration fees; transfer agent and custody fees and expenses; federal and state registration fees; all costs of registration and listing the Fund’s shares on any securities exchange; federal, state and local taxes; independent trustees’ fees and expenses; costs of preparing and filing reports or other documents required by the SEC or other regulators; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the costs associated with individual or group stockholders; the Fund’s allocable portion of the fidelity bond, trustees and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other non-investment advisory expenses incurred by the Fund or the Adviser in connection with the administering the Fund’s business.

(d) The Adviser shall give the Fund the benefit of its professional judgment and effort in rendering services hereunder, but neither the Adviser nor any of its officers, directors, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the Fund in connection with the matters to which this Agreement relates, provided, that the foregoing exculpation shall not apply to a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided further, however, that the foregoing shall not constitute a waiver of any rights which the Fund may have which may not be waived under applicable law.

(e) The Adviser will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term, subject to review by the Board of Trustees of the Fund from time to time with respect to the extent and continuation of such practice to determine whether the Fund benefits, directly or indirectly, from such practice.

3. Services Not Exclusive. Nothing in this Agreement shall prevent the Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or fund, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Adviser will not undertake, and will cause its employees not to undertake, activities which, in its reasonable judgment, will adversely affect the performance of the Adviser’s obligations under this Agreement.

4. Agency Cross Transactions. From time to time, the Adviser or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Adviser’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent. This is because in a situation where the Adviser is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Adviser or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Adviser’s part regarding the advisory client. The SEC has adopted a rule under the Advisers Act which permits the Adviser or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Fund authorizes the Adviser or its affiliates to participate in agency cross transactions involving an Account. The Fund may revoke its consent at any time by written notice to the Adviser.

5. Expenses. During the term of this Agreement, the Adviser will bear all compensation expense (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees and shall bear the costs of any salaries or trustees’ fees of any officers or trustees of the Fund who are affiliated persons (as defined in the 1940 Act) of the Adviser.

6. Compensation of the Adviser. The Adviser, for its services to the Fund, will be entitled to receive a management fee (the “Base Management Fee”) and an incentive fee (“Incentive Fee”) from the Fund.

(a) The Base Management Fee will be calculated at an annual rate of 1.25% of the average value of the weighted average (based on the number of shares outstanding each day in the quarter) of the Fund’s net assets at the end of the two most recently completed calendar quarters from the date of this Agreement (the “Commencement Date”). For the Company’s first calendar quarter, the Base Management Fee will be calculated based on the weighted average of the Company’s net assets as of such quarter-end. The Base Management Fee will be payable quarterly in arrears.

(b) The Incentive Fee will consist of two parts that are independent of each other, with the result that one component may be payable even if the other is not, as follows:

(i) The first component of the Incentive Fee (the “Income-Based Incentive Fee”) will be calculated and payable quarterly in arrears based on the Pre-Incentive Fee Net Investment Income of the Fund or each class of common shares of beneficial interest of the Fund (to the extent that the Fund offers multiple classes of common shares of beneficial interest) (“Class”) for the immediately preceding calendar quarter for which such fees are being calculated and shall be payable promptly following the filing of the Fund’s financial statements for such quarter. “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, managerial assistance and consulting fees or other fees that the Fund (or, if applicable, a Class’s allocable share of such income) receives from portfolio companies) accrued during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Fund’s administration agreement (the “Administration Agreement”), any interest expense and any dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee) (or, if applicable, a Class’s allocable share of such operating expenses). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero-coupon securities), accrued income not yet received in cash.

Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

(ii) Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Fund’s or Class’s, as applicable, net assets at the end of the calendar quarter immediately preceding the calendar quarter for which such fees are being calculated, will be compared to a “hurdle rate” of 1.25% per quarter (5.00% annualized). The Fund will pay the Adviser the Income-Based Fee with respect to the Fund’s or Class’s, as applicable, Pre-Incentive Fee Net Investment Income in each calendar quarter as follows:

(1) no Income-Based Fee for any calendar quarter in which the Fund’s or Class’s, as applicable, Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate;

(2) 100% of the Fund’s or Class’s, as applicable, Pre-Incentive Fee Net Investment Income for any calendar quarter with respect to that portion of the Pre-Incentive Fee Net Investment Income for such quarter, if any, that exceeds the hurdle rate but is less than 1.4286% (5.7143% annualized); and

(3) 12.5% of the amount of the Fund’s or Class’s, as applicable, Pre-Incentive Fee Net Investment Income for any calendar quarter with respect to that portion of the Pre-Incentive Fee Net Investment Income for such quarter, if any, that exceeds 1.4286% (5.7143% annualized).

(ii) The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing with the calendar year ending on December 31, 2026, and is calculated at the end of each applicable year by subtracting (1) the sum of the Fund’s cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (2) the Fund’s cumulative aggregate realized capital gains, in each case calculated from the Commencement Date. If the amount so calculated is positive, then the Capital Gains Fee for such year is equal to 12.5% of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years; provided that the Capital Gains Fee determined as of December 31, 2026 will be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation for the period ending December 31, 2026. If such amount is negative, then no Capital Gains Fee will be payable for such year. If this Agreement is terminated as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

7. Indemnification. The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Fund shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the preceding sentence of this Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

8. Duration and Termination.

(a) This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the vote of a majority of the outstanding voting securities of the Fund, (ii) by the vote of the Fund’s Trustees, or (iii) by the Adviser. The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 7 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the Commencement Date and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund and (B) the vote of a majority of the members of the Fund’s Board of Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act and related SEC guidance and interpretation).

9. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

10. Amendment of this Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

11. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

13. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

Investcorp US Private Credit BDC II

By:	/s/ Suhail A. Shaikh
Name:	Suhail A. Shaikh
Title:	President and Chief Executive Officer

CM Investment Partners LLC

By:	/s/ Suhail A. Shaikh
Name:	Suhail A. Shaikh
Title:	Chief Investment Officer

[Signature Page to Investment Advisory Agreement]